UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 30, 2015

MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	0-9115	25-0644320
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

 Two NorthShore Center, Pittsburgh, PA     15212-5851
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (412) 442-8200

Item 2.02 Results of Operations and Financial Condition

On July 30, 2015, Matthews International Corporation (the "Company") issued a press release announcing its earnings for the third fiscal quarter of 2015. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01 Other Events

The Company identified a theft of funds from the Company by an employee that had occurred over a multi-year period through May 2015.  The cumulative amount of the loss has been determined to be approximately $14.8 million, resulting in an overstatement of the Company's cash position.

The corresponding pre-tax earnings impacts applicable to fiscal years 2015, 2014 and 2013 were approximately $2.2 million, $1.7 million and $1.2 million, respectively.  Pursuant to the guidance of Staff Accounting Bulletin ("SAB") No. 99, "Materiality", the Company evaluated the materiality of these amounts quantitatively and qualitatively and has concluded that the amounts described above were not material to any of its annual or quarterly prior period financial statements or trends of financial results. However, because of the significance of the cumulative out-of-period adjustment to the fiscal 2015 third quarter, the prior period financial statements will be revised in accordance with SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements".

The Company expects to recover the loss, primarily through insurance and recovery of assets, and is working with law enforcement agencies.  The Company's Board of Directors, through its Audit Committee, immediately initiated an independent investigation of this matter and retained independent legal counsel and accounting support to assist with the investigation.  No members of management have been identified as participants to this incident.

As a result of this matter, a reassessment was conducted on the internal controls in the Company's treasury process.  Specifically, the design of the internal controls over segregation of duties within the treasury process has been determined to constitute a "material weakness" (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) in internal control over financial reporting and disclosure controls and procedures.  The Company will amend its 2014 Annual Report on Form 10-K to reflect this determination as of September 30, 2014.  In response to this matter, the Company has taken immediate action and implemented changes in the design of this internal control to ensure appropriate segregation of duties withn the Company's treasury process.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release, dated July 30, 2015, issued by Matthews International Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTHEWS INTERNATIONAL CORPORATION
(Registrant)

By Steven F. Nicola

Steven F. Nicola
Chief Financial Officer
and Secretary

Date: July 30, 2015